Exhibit 4.4

Agreement on Contract Termination

Foodnamoo, Inc.and Wing Yip Food Holdings Group Limited mutually agree to terminate the three attached contracts.

BY AND BETWEEN:

1)	Foodnamoo, Inc., a Korean joint stock corporation with its registered principal office located at 15th Floor, 396, World Cup Buk-ro, Mapo-gu, Seoul, Korea(“Foodnamoo”); and

2)	Wing Yip Food Holdings Group Limited, a Hong Kong public corporation with its registered principal office located at UNIT B, 17/F, UNITED CENTRE, 95 QUEENSWAY, ADMIRA LTY, HK (“Wing Yip”) (Original company name called Wing Yip Food (China) Holdings Group Limited was changed to Wing Yip Food Holdings Group Limited on December 1,2022)

The three attached contracts:

1.	Test_Product_Production_Agreement_2019-10-11（included Chinese version and Korean Version）

2.	Joint Venture Framework Agreement_2019-12-30

3.	Joint_Venture_Shareholders_Agreement_2020-11-30

Other Matters:

1.	The Deregistration of the Chinese entity (广东富得好食品科技有限公司) shall first be handled by Wing Yip , after which Foodnamoo will proceed with the deregistration of the Hong Kong entity JVC (FOOD HEALTH TECHNOLOGY (CHINA) HOLDINGS GROUP LIMITED). Both parties shall cooperate accordingly.

2.	The costs incurred from the deregistration of the Chinese corporation (广东富得好食品科技有限公司) shall be borne by Wingip, while the costs incurred from the deregistration of the Hong Kong JVC (FOOD HEALTH TECHNOLOGY (CHINA) HOLDINGS GROUP LIMITED) shall be borne by Foodnamoo.

3.	Upon signing this termination agreement, the three existing contracts shall immediately cease to be effective and the cooperative relationship between Foodnamoo and Wing Yip are terminated.

In witness whereof, both parties shall prepare and sign two copies of this agreement, with each party retaining one copy

April 18, 2025

For and on behalf of	For and on behalf of

FOODNAMOO, INC.	WING YIP FOOD HOLDINGS GROUP LIMITED

Name:	Name:

Title:	Title:

Authorized Signature	Authorized Signature